CONTACTS From: Tony DeFazio	For: Jennifer Weingartner Director of Investor Relations
Diccicco Battista Communications	Phillips Edison – ARC Shopping Center REIT
tdefazio@dbcworks.com	jweingartner@phillipsedison.com
Ph: (484) 342-3600	Ph: (513) 619-5058

FOR IMMEDIATE RELEASE

Phillips Edison–ARC Shopping Center REIT Inc. Surpasses $250 Million in Acquisitions

CINCINNATI, OH, December 18, 2012 — Phillips Edison–ARC Shopping Center REIT Inc. (“the Company”) today announced the acquisition of Heron Creek Towne Center, a 64,664 square foot shopping center anchored by a Publix grocery store located in North Port, Florida, approximately 30 miles south of Sarasota. The acquisition of Heron Creek Towne Center brings the Company’s total portfolio to 23 properties with an aggregate purchase price of approximately $251.5 million.

The Company is a public non-traded REIT focused on the acquisition and management of well-occupied grocery-anchored neighborhood shopping centers throughout the United States.

Heron Creek Towne Center is 90.4 percent occupied and anchored by a 44,271 square foot Publix grocery store which is on a long term lease through August 2021. Publix is the No. 1 grocer by market share in the Sarasota, Florida area.  When combined with the Publix grocery store lease, 63 percent of the rents within the shopping center come from national tenants.

About Phillips Edison – ARC Shopping Center REIT Inc.

Phillips Edison-ARC Shopping Center REIT Inc. is a public non-traded REIT that seeks to acquire and manage well-occupied grocery-anchored neighborhood shopping centers having a mix of national and regional retailers selling necessity-based goods and services, in strong demographic markets throughout the United States.  The REIT is co-sponsored by two industry leaders: Phillips Edison & Company, who has acquired over $1.8 billion in shopping centers throughout the United States, and AR Capital, LLC, a real estate investment program sponsor dedicated to governance best practices.  As of December 18, 2012, Phillips Edison-ARC owned, directly or indirectly through a joint venture in which it has a controlling interest, and managed an institutional quality retail portfolio consisting of 23 grocery-anchored shopping centers totaling 2,235,655 square feet.  For more information on the company, please visit the website at www.phillipsedison-arc.com.